Exhibit 21 - Subsidiaries

Name                                             Jurisdiction of Incorporation
(wholly-owned subsidiaries)
International Game Technology                    Nevada
IGT                                              Nevada
I.G.T. - Argentina S.A.                          Argentina
I.G.T. - (Australia) Pty. Limited                New South Wales, Australia
IGT do Brasil Ltda.                              Brazil
IGT-Europe B.V.                                  The Netherlands
IGT-Iceland Ltd.                                 Iceland
IGT Japan K.K.                                   Japan
IGT-UK Limited                                   The United Kingdom
International Game Technology - Africa
 (Proprietary) Limited                           Johannesburg, South Africa
International Game Technology S.R. Ltda.         Peru


Affiliates: (50% owned)
Spin for Cash Joint Venture and Master License
 Agreement                                       Nevada